Structured Investments Opportunities in International Equities	Free Writing Prospectus
Registration Statement No. 333-277211
January 26, 2026
Filed Pursuant to Rule 433
(To Prospectus dated February 21, 2024,
Prospectus Supplement dated February 21, 2024 and
Equity Index Underlying Supplement dated February 21, 2024)

Dual Directional Trigger PLUS Based on the Level of the Russell 2000® Index due May 5, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Dual Directional Trigger PLUS. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	May 5, 2027
Underlying index:	The Russell 2000® Index (Bloomberg symbol: RTY) For more information about the underlying index, including historical performance information, see the accompanying free writing prospectus.
Payment at maturity:	For each $1,000 stated principal amount security you hold at maturity:
▪ If the final level is greater than the initial level:
$1,000 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final level is less than or equal to the initial level but is greater than or equal to the trigger level:
$1,000 + ($1,000 x absolute index return)
▪ If the final level is less than the trigger level:
$1,000 × the index performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will result in a loss of up to 100% of your investment. All payments on the Dual Directional Trigger PLUS are subject to the credit risk of HSBC.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	At least 200.00% (to be determined on the pricing date)
Index percent increase:	(final level – initial level) / initial level
Initial level:	The official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date
Valuation date*:	April 30, 2027
Maximum payment at maturity:	At least $1,143.00 per Trigger PLUS (at least 114.30% of the stated principal amount) (to be determined on the trade date)
Index performance factor:	final level / initial level
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Trigger level:	85% of the Initial level
Principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date*:	On or about January 30, 2026
Original issue date*:	On or about February 4, 2026 (4 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Trigger PLUS on the pricing date is expected to be between $925.00 and $975.00 per Trigger PLUS, which will be less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP:	40447DN53
ISIN:	US40447DN531
Listing:	The Dual Directional Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465926006577/tm2534578d319_fwp.htm

*The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Dual Directional Trigger PLUS.

Change in the Underlying Index	Return on Trigger Plus
+50.00%	$1,143.00
+40.00%	$1,143.00
+30.00%	$1,143.00
+20.00%	$1,143.00
+10.00%	$1,143.00
+7.15%	$1,143.00
0.00%	$1,000.00
-15.00%	$1,150.00
-20.00%	$800.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the Dual Directional Trigger PLUS, including a more complete description of the risks relating to the Trigger PLUS. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Dual Directional PLUS

•	Dual Directional Trigger PLUS do not pay interest.
•	The amount payable on the Dual Directional Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date.

Risks Relating to the Underlying Index

•	Investing in the Dual Directional Trigger PLUS is not equivalent to investing in the stocks included in the underlying index.
•	Risks Associated with non-U.S. companies.
•	The Dual Directional Trigger PLUS will not be adjusted for changes in exchange rates.

General Risk Factors

•	Credit risk of the issuer.
•	The estimated initial value of the Dual Directional Trigger PLUS, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the Dual Directional PLUS in the secondary market, if any.
•	The price of your Dual Directional Trigger PLUS in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your Dual Directional Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Dual Directional Trigger PLUS.
•	The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the Dual Directional Trigger PLUS.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Dual Directional Trigger PLUS.
•	The Dual Directional Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
•	The market price of the Dual Directional Trigger PLUS will be influenced by many unpredictable factors.
•	The Dual Directional Trigger PLUS will not be listed on any securities exchange or automated trading system and secondary trading may be limited.
•	The U.S. federal income tax consequences of an investment in the Dual Directional Trigger PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Dual Directional Trigger PLUS —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Dual Directional Trigger PLUS, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the Dual Directional Trigger PLUS, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling 1-212-525-8010.